EXHIBIT 99.2

Lumera Reports Fourth Quarter and Year End 2005 Results and Updates Product Development Progress

Wednesday March 8, 4:00 pm ET

BOTHELL, Wash.--(BUSINESS WIRE)--March 8, 2006--Lumera Corporation (NASDAQ:LMRA
- News), a leader in the emerging field of nanotechnology, today reported financial results for the fourth quarter and year end of 2005 and released information regarding its current product development progress.

Revenues for the quarter ended December 31, 2005 increased by $147,000 to $240,000 compared to $93,000 for the same period in 2004. For the twelve months ended December 31, 2005, revenues increased by $520,000 to $1,509,000 compared to $989,000 for the same period in 2004. Lumera's net loss for 2005 totaled $10,453,000 or $0.63 per share compared to a net loss in 2004 of $9,423,000 or $0.89 per share.

"We reached several important milestones during the year and believe that these steps will position us for revenue acceleration in 2006," said Lumera Chief Executive Officer Tom Mino. "We remain confident that our nanotechnology inspired solutions for the bioscience markets will provide researchers with enhanced methods for solving complex problems in systems biology, biomarker discovery, and drug discovery. In the electro-optics market, Lumera polymer based modulators will offer systems developers devices that can operate at speeds up to five times faster than existing inorganic crystal-based electro-optic modulators for use in optical networks and systems."

Summary Discussion of Product Development

Lumera develops proprietary polymer materials which are in turn used in products for bioscience and electro-optic devices. During the quarter, Lumera announced progress in both areas and these are further detailed in the market summaries below.

Bioscience

Lumera is developing high throughput methods in biology and medicine that are independent of molecular labels.

In 2005, Lumera achieved several important milestones. A collaborative agreement with the Institute for Systems Biology (ISB) was announced early in the year which resulted in improvements in our biochip design. In addition, utilizing our first beta ProteomicProcessor(TM) biosensor, ISB scientists demonstrated its value as a research tool to understand protein binding on DNA arrays. An article to be published in a forthcoming issue of "Methods in Enzymology" details those results.

Also during the year, Lumera successfully negotiated another partnership agreement. This agreement with Harvard Medical School is to develop a high density protein chip.

Two of the Company's second generation ProteomicProcessor biosensors were completed in the fourth quarter and were made available for customer evaluation, resulting in a letter of intent in early 2006 for one of the machines and pending negotiations for the second machine. Based on the positive response, the Company has also developed a plan to sell three additional second generation beta systems in 2006 to early adopters who are opinion leaders in their respective fields.

Electro-Optic Devices

Based on its proprietary polymer materials, Lumera is developing a new generation of electro-optic modulators and other devices for optical networks and systems. Lumera's polymer-based modulators can operate at speeds up to five times faster than existing inorganic crystal-based electro-optic modulators.

During the year, Lumera made significant progress in this field and can now demonstrate and deliver 95GHz modulators. The Company also successfully obtained its first commercial order from giant defense contractor, Raytheon.

The Company's ongoing successful work with the government was rewarded in November with a one-year extension to continue development of wideband optical modulators.

Also in the fourth quarter, Lumera was awarded a contract with Penn State to develop a terahertz detection system. Terahertz waves exhibit unique properties which make them suitable as an image detection system. Such a terahertz system could be used to see through fog, trees, or other non-metallic structures to detect objects or persons hidden within.

Summary Financial Discussion

Revenues for the quarter ended December 31, 2005 increased by $147,000 to $240,000 compared to $93,000 for the same period in 2004. Government contract revenue totaled $220,000 for the current quarter, an increase of $127,000 from $93,000 in 2004 due primarily to higher billings on one of the Company's contracts. Product revenues totaled $20,000 for the current quarter, reflecting sales of electro-optic modulators and materials and biochips for customer trials. Backlog on Lumera's government contracts totaled $1.3 million at December 31, 2005.

Revenues for the twelve months ended December 31, 2005 increased by $520,000 to $1,509,000 compared to $989,000 for the same period in 2004. Contract revenue totaled $1,433,000 for 2005, an increase of $461,000 from $972,000 in 2004 due primarily to higher billings on the Company's wideband polymer modulator contract. Product revenues increased by $59,000 to $76,000 for 2005, reflecting increased sales of electro-optic modulators and materials and biochips for customer trials.

Lumera's loss from operations for the twelve months ended December 31, 2005 increased $2.3 million to $11.1 million compared to $8.8 million for the same period in 2004. Expenses related to our Sponsored Research Agreement with the University of Washington (UW), which ended in June 2005, were $1.7 million higher in 2005 compared to 2004; following the fourth amendment to our agreement in April 2004, we recorded a $2.4 million non-cash benefit to bring previously recorded expense in line with the amended payment schedule. Expenses associated with materials, device and package design and patent related expenses were $1.1 million higher in 2005. Higher labor and related overhead costs applied to the cost of government contracts was $ 258,000 higher in 2005, reducing research and development expense.

Lumera's net loss was $10,453,000 or $0.63 per share for 2005 compared to a net loss of $9,423,000 or $0.89 per share in the same period in 2004. There were approximately 6 million additional weighted-average shares outstanding during the twelve months ended December 31, 2005 compared to 2004.

Lumera used $8.5 million in cash to fund operations and working capital requirements during 2005, ending the year with $21.8 million in cash and investment securities. We used approximately $1.1 million more cash to fund 2005 operating activities than in 2004, primarily due to higher research and development and certain general administrative expenses totaling $2.1 million, partially reduced by higher net interest income of $767,000 and higher margin contribution of $249,000. We utilized approximately $5.1 million of cash during the first half of 2005 and $3.4 million of cash during the second half of 2005; the cash requirement during the second half of 2005 was lower primarily due to lower contract research payments following the end of our UW sponsored research program, timing of audit fee payments and license and royalty fee payments which are both concentrated in the early part of the year, and higher gross profit from contracts and product sales and higher levels of interest income during the latter half of 2005.

Our current level of cash expenditure is not indicative of cash requirements for future periods. We invest cash not needed to fund near term operations in highly liquid investments with varying stated maturities, all of which are available for sale.

Conference Call

Lumera will host a conference call to discuss its fourth quarter and year end 2005 financial results at 4:30 p.m. EST today. The call will be broadcast over the Internet and can be accessed from the company's web site at www.lumera.com. Additionally, U.S. participants may join the conference call by dialing
800.573.4842 ten minutes prior to the start of the conference. International participants can dial 617.224.4327. The conference passcode number is 84319035. A telephone replay of the call will be available through March 15, 2006, and can be accessed by dialing 888-286-8010 (for U.S. participants) or 617-801-6888 (for international participants). The replay passcode is 16051834. A replay of the conference call will be available on the company's web site.

About Lumera

Lumera is a leader in the emerging field of nanotechnology. The company designs proprietary molecular structures and polymer compounds for the bioscience and communications/computing industries, both of which represent large market opportunities. The company also has developed proprietary processes for fabricating such devices. For more information, please visit www.lumera.com.

Certain statements contained in this release are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: market acceptance of our technologies and products; our ability to obtain financing; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches; the ability to achieve key technical milestones in key products; and other risk factors identified from time to time in the company's SEC reports, including its Annual Report on Form 10-K, and its Quarterly Reports on Form 10-Q.

                               Lumera Corporation
                            Condensed Balance Sheets
                                 (In thousands)
                                   (Unaudited)

                                                        December       December
                                                           31,            31,
Assets                                                    2005           2004
                                                        --------       --------
Current assets
   Cash and cash equivalents                            $  4,885       $  3,505
   Investment securities, available-for-sale              16,871         15,460
   Accounts receivable                                        --             32
   Costs and estimated earnings in excess of
    billings on uncompleted contracts                         77              3
   Other current assets                                      551            623
                                                        --------       --------
      Total current assets                                22,384         19,623

Investment securities, available-for-sale                     --         11,216
Property and equipment, net                                1,276          2,047
Other Assets                                                  46             --
                                                        --------       --------
     Total assets                                       $ 23,706       $ 32,886
                                                        ========       ========

Liabilities and Shareholders' equity

Current liabilities
   Accounts payable                                     $    493       $    416
   Current portion of research liability                      --            101
   Accrued liabilities                                     1,059            976
                                                        --------       --------
        Total current liabilities                          1,552          1,493

Commitments and contingencies

Shareholders' equity
    Common stock at par value                                 17             16
    Additional paid-in capital                            71,070         70,435
    Deferred stock-based compensation                       (215)          (666)
    Accumulated other comprehensive loss                     (18)          (145)
    Accumulated deficit                                  (48,700)       (38,247)
                                                        --------       --------
      Total shareholders' equity                          22,154         31,393
                                                        --------       --------
Total liabilities and shareholders' equity              $ 23,706       $ 32,886
                                                        ========       ========

                               Lumera Corporation
                            Statements of Operations
            (In thousands, except earnings per share and share data)
                                   (Unaudited)

                                     Three Months                     Twelve Months
                                         ended                             ended
                                       Dec. 31,                          Dec. 31,
                            -----------------------------     -----------------------------
                                2005             2004             2005             2004
                            ------------     ------------     ------------     ------------
Revenue                     $        240     $         93     $      1,509     $        989
Cost of revenue                       71              105              922              651
                            ------------     ------------     ------------     ------------
Gross profit                         169              (12)             587              338
                            ------------     ------------     ------------     ------------

Research and
 development expense               1,801            1,899            6,834            4,561
Marketing, general and
 administrative expense            1,159            1,184            4,861            4,588
                            ------------     ------------     ------------     ------------
        Total
         operating
         expenses                  2,960            3,083           11,695            9,149
                            ------------     ------------     ------------     ------------

Loss from operations              (2,791)          (3,095)         (11,108)          (8,811)
Interest income                      176              173              655              237
Interest expense                      --               (1)              --             (349)
                            ------------     ------------     ------------     ------------
Net loss                    $     (2,615)    $     (2,923)    $    (10,453)    $     (8,923)

Deemed dividend upon
 issuance of mandatorily
 redeemable convertible
 preferred stock                      --               --               --             (500)
                            ------------     ------------     ------------     ------------
Net loss available to
 common shareholders        $     (2,615)    $     (2,923)    $    (10,453)    $     (9,423)
                            ============     ============     ============     ============

Net loss per share-
 basic and diluted          $      (0.16)    $      (0.18)    $      (0.63)    $      (0.89)
                            ============     ============     ============     ============

Weighted-average
 shares outstanding -
  basic and diluted           16,680,862       16,527,271       16,607,653       10,613,606
                            ============     ============     ============     ============

Contact:
Lumera Corporation
Investor Relations
Helene F. Jaillet, 425-398-6546
or
The Summit Group Communications
Media
Todd Wolfenbarger, 801-595-1155
801-244-9600 (cell)

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Source: Lumera Corporation